Exhibit 99.1

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Third Quarter 2012 Results

Nashville, Tenn., November 1, 2012 – HCA Holdings, Inc. (NYSE: HCA) today announced financial and operating results for the third quarter ended September 30, 2012.

Key third quarter metrics (all percentage changes compare 3Q 2012 to 3Q 2011 unless noted):

•	Revenues increased 11.1 percent to $8.062 billion

•	Net income attributable to HCA Holdings, Inc. totaled $360 million, or $0.78 per diluted share

•	Adjusted EBITDA increased 8.6 percent to $1.533 billion

•	Cash flows from operations declined to $655 million due primarily to changes in working capital items and higher tax payments

•	Same facility equivalent admissions increased 2.6 percent while same facility admissions increased 2.1 percent

•	Same facility revenue per equivalent admission increased 0.7 percent

HCA Chairman and Chief Executive Officer, Richard M. Bracken, said, “We are pleased with the results of the third quarter. Although we remain in a challenging economic environment, we remain focused on clinical and operational initiatives that position the Company for future changes in the healthcare industry.”

Revenues in the third quarter totaled $8.062 billion, compared to $7.258 billion in the third quarter of 2011. Third quarter revenue growth was primarily driven by increased volume and the consolidation of our HealthONE venture, which was accounted for under the equity method for periods prior to November 2011. Equivalent admissions increased 8.3 percent, while admissions increased 7.0 percent.

Same facility equivalent admissions increased 2.6 percent in the third quarter of 2012 compared to the prior year period, while same facility admissions increased 2.1 percent. Same facility emergency room visits increased 7.4 percent in the third quarter of 2012 compared to the prior year period.

Revenue per equivalent admission increased 2.5 percent in the third quarter of 2012, primarily reflecting a continuing shift in service and payer mix. The Company’s operating expense per equivalent admission increased 3.1 percent from the prior year’s third quarter (2.0 percent on a same facility basis). During the third quarter of 2012, salaries and benefits, supplies and other operating expenses totaled $6.666 billion, or 82.7 percent of revenues, compared to $5.965 billion, or 82.1 percent of revenues, in the third quarter of 2011.

Adjusted EBITDA for the third quarter of 2012 increased 8.6 percent to $1.533 billion compared to $1.412 billion in the prior year period. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

Net income attributable to HCA Holdings, Inc. totaled $360 million, or $0.78 per diluted share, compared to $61 million, or $0.11 per diluted share, in the third quarter of 2011. Results for the third quarter of 2011 include pretax losses on retirement of debt of $406 million, or $0.49 per diluted share. The effective tax rate for the third quarter of 2011 was favorably impacted by the finalization of settlements for the 1997 through 2001 tax years. These settlements resulted in a reduction to interest expense related to taxing authority examinations of $66 million pretax, or $0.08 per diluted share. (All “per diluted share” disclosures are based upon amounts net of the applicable income taxes.)

Nine Months Ended September 30, 2012

Revenues for the nine months ended September 30, 2012 totaled $24.579 billion compared to $21.913 billion in the same period of 2011. Net income attributable to HCA Holdings, Inc. was $1.291 billion, or $2.81 per diluted share, compared to $530 million, or $1.04 per diluted share, for the first nine months of 2011. Results for the nine months ended September 30, 2011 include pretax losses on retirement of debt of $481 million, or $0.60 per diluted share, and a pretax charge for the termination of a management agreement of $181 million, or $0.29 per diluted share.

Balance Sheet and Cash Flow

As of September 30, 2012, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $472 million, total debt of $26.933 billion, and total assets of $27.302 billion. During the third quarter of 2012, capital expenditures totaled $484 million, excluding acquisitions. Net cash provided by operating activities in the third quarter of 2012 totaled $655 million compared to $880 million in the prior year’s third quarter. The reduction in cash flows from operating activities was primarily due to reductions of $145 million from changes in working capital items and $107 million from higher income taxes.

Special Cash Dividend

On October 23, 2012, the Board of Directors approved a special cash dividend of $2.50 per share to be paid to stockholders of record as of November 2, 2012 with a payment date of November 16, 2012. The dividend is expected to be funded through borrowings under the Company’s credit facilities.

As of September 30, 2012, HCA operated 162 hospitals and 112 freestanding surgery centers.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Daylight Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: https://event.webcasts.com/starthere.jsp?ei=1009838 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of the Budget Control Act of 2011 and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or Waiver Programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (11) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (12) changes in accounting practices, (13) changes in general economic conditions nationally and regionally in our markets, (14) future divestitures which may result in charges and possible impairments of long-lived assets, (15) changes in business strategy or development plans, (16) delays in receiving payments for services provided, (17) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (18) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (19) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2011 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

Third Quarter

(Dollars in millions, except per share amounts)

	2012		2011
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$8,893		$7,998
Provision for doubtful accounts	831		740

Revenues	8,062	100.0%	7,258	100.0%

Salaries and benefits	3,781	46.9	3,333	45.9
Supplies	1,375	17.1	1,263	17.4
Other operating expenses	1,510	18.7	1,369	18.8
Electronic health record incentive income	(131)	(1.6)	(51)	(0.7)
Equity in earnings of affiliates	(6)	(0.1)	(68)	(0.9)
Depreciation and amortization	417	5.2	362	5.0
Interest expense	446	5.5	519	7.2
Losses (gains) on sales of facilities	(7)	(0.1)	2	—
Losses on retirement of debt	—	—	406	5.6

	7,385	91.6	7,135	98.3

Income before income taxes	677	8.4	123	1.7

Provision (benefit) for income taxes	222	2.8	(23)	(0.3)

Net income	455	5.6	146	2.0

Net income attributable to noncontrolling interests	95	1.1	85	1.2

Net income attributable to HCA Holdings, Inc.	$360	4.5	$61	0.8

Diluted earnings per share	$0.78		$0.11

Shares used in computing diluted earnings per share (000)	459,515		527,515

Comprehensive income (loss) attributable to HCA Holdings, Inc.	$369		($24)

HCA Holdings, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Nine Months Ended September 30, 2012 and 2011

(Dollars in millions, except per share amounts)

	2012		2011
	Amount	Ratio	Amount	Ratio
Revenues before provision for doubtful accounts	$27,245		$24,077
Provision for doubtful accounts	2,666		2,164

Revenues	24,579	100.0%	21,913	100.0%

Salaries and benefits	11,224	45.7	9,948	45.4
Supplies	4,216	17.2	3,833	17.5
Other operating expenses	4,496	18.2	4,017	18.3
Electronic health record incentive income	(256)	(1.0)	(90)	(0.4)
Equity in earnings of affiliates	(26)	(0.1)	(217)	(1.0)
Depreciation and amortization	1,254	5.1	1,078	4.9
Interest expense	1,336	5.4	1,572	7.2
Losses (gains) on sales of facilities	(4)	—	3	—
Losses on retirement of debt	—	—	481	2.2
Termination of management agreement	—	—	181	0.8

	22,240	90.5	20,806	94.9

Income before income taxes	2,339	9.5	1,107	5.1

Provision for income taxes	760	3.1	307	1.5

Net income	1,579	6.4	800	3.6

Net income attributable to noncontrolling interests	288	1.1	270	1.2

Net income attributable to HCA Holdings, Inc.	$1,291	5.3	$530	2.4

Diluted earnings per share	$2.81		$1.04

Shares used in computing diluted earnings per share (000)	458,822		509,583

Comprehensive income attributable to HCA Holdings, Inc.	$1,291		$534

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Third Quarter		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$8,062	$7,258	$24,579	$21,913

Net income attributable to HCA Holdings, Inc.	$360	$61	$1,291	$530
Losses (gains) on sales of facilities (net of tax)	(5)	1	(3)	4
Losses on retirement of debt (net of tax)	—	256	—	303
Termination of management agreement (net of tax)	—	—	—	149

Net income attributable to HCA Holdings, Inc. , excluding losses (gains) on sales of facilities, losses on retirement of debt and termination of management agreement (a)	355	318	1,288	986
Depreciation and amortization	417	362	1,254	1,078
Interest expense	446	519	1,336	1,572
Provision for income taxes	220	128	759	516
Net income attributable to noncontrolling interests	95	85	288	270

Adjusted EBITDA (a)	$1,533	$1,412	$4,925	$4,422

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$0.78	$0. 11	$2. 81	$1. 04
Losses (gains) on sales of facilities	(0.01)	—	—	0. 01
Losses on retirement of debt	—	0. 49	—	0. 60
Termination of management agreement	—	—	—	0. 29

Net income attributable to HCA Holdings, Inc. , excluding losses (gains) on sales of facilities, losses on retirement of debt and termination of management agreement (a)	$0.77	$0. 60	$2. 81	$1. 94

Shares used in computing diluted earnings per share (000)	459,515	527,515	458,822	509,583

(a)	Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and termination of management agreement and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and termination of management agreement and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and termination of management agreement and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding losses (gains) on sales of facilities, losses on retirement of debt and termination of management agreement and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	September 30, 2012	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$472	$518	$373
Accounts receivable, net	4,598	4,485	4,533
Inventories	1,052	1,055	1,054
Deferred income taxes	322	323	594
Other	828	756	679

Total current assets	7,272	7,137	7,233

Property and equipment, at cost	29,145	28,742	28,075
Accumulated depreciation	(16,185)	(15,896)	(15,241)

	12,960	12,846	12,834

Investments of insurance subsidiaries	473	495	548
Investments in and advances to affiliates	103	102	101
Goodwill and other intangible assets	5,460	5,431	5,251
Deferred loan costs	266	281	290
Other	768	840	641

	$27,302	$27,132	$26,898

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,585	$1,517	$1,597
Accrued salaries	1,027	970	965
Other accrued expenses	1,498	1,651	1,585
Long-term debt due within one year	1,751	1,309	1,407

Total current liabilities	5,861	5,447	5,554

Long-term debt	25,182	25,732	25,645
Professional liability risks	962	1,039	993
Income taxes and other liabilities	1,860	1,857	1,720

EQUITY (DEFICIT)
Stockholders’ deficit attributable to HCA Holdings, Inc.	(7,859)	(8,243)	(8,258)
Noncontrolling interests	1,296	1,300	1,244

Total deficit	(6,563)	(6,943)	(7,014)

	$27,302	$27,132	$26,898

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2012 and 2011

(Dollars in millions)

	2012	2011
Cash flows from operating activities:
Net income	$1,579	$800
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(2,923)	(2,336)
Provision for doubtful accounts	2,666	2,164
Depreciation and amortization	1,254	1,078
Income taxes	250	348
Losses (gains) sales of facilities	(4)	3
Losses on retirement of debt	—	481
Amortization of deferred loan costs	44	56
Share-based compensation	39	24
Pay-in-kind interest	—	(78)
Other	7	6

Net cash provided by operating activities	2,912	2,546

Cash flows from investing activities:
Purchase of property and equipment	(1,268)	(1,170)
Acquisition of hospitals and health care entities	(167)	(209)
Disposition of hospitals and health care entities	17	55
Change in investments	73	80
Other	5	4

Net cash used in investing activities	(1,340)	(1,240)

Cash flows from financing activities:
Issuance of long-term debt	1,350	5,000
Net change in revolving credit facilities	(875)	(414)
Repayment of long-term debt	(689)	(6,583)
Distributions to noncontrolling interests	(303)	(281)
Payment of debt issuance costs	(20)	(84)
Issuance of common stock	—	2,506
Distributions to stockholders	(983)	(31)
Repurchase of common stock	—	(1,503)
Income tax benefits	82	54
Other	(35)	(22)

Net cash used in financing activities	(1,473)	(1,358)

Change in cash and cash equivalents	99	(52)
Cash and cash equivalents at beginning of period	373	411

Cash and cash equivalents at end of period	$472	$359

Interest payments	$1,404	$1,635
Income tax payments (refunds), net	$428	$(95)

HCA Holdings, Inc.

Operating Statistics

	Third Quarter		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Operations:
Number of Hospitals	162	157	162	157
Number of Freestanding Outpatient Surgery Centers	112	98	112	98
Licensed Beds at End of Period	41,884	39,526	41,884	39,526
Weighted Average Licensed Beds	41,873	39,509	41,801	39,310

Reported:
Admissions	430,500	402,300	1,302,000	1,206,700
% Change	7.0%		7.9%
Equivalent Admissions	705,200	650,900	2,117,100	1,928,200
% Change	8.3%		9.8%
Revenue per Equivalent Admission	$11,432	$11,151	$11,610	$11,364
% Change	2.5%		2.2%
Inpatient Revenue per Admission	$11,296	$11,085	$11,477	$11,268
% Change	1.9%		1.9%
Patient Days	2,035,200	1,888,500	6,166,400	5,758,300
% Change	7.8%		7.1%
Equivalent Patient Days	3,334,000	3,056,600	10,026,500	9,201,800
% Change	9.1%		9.0%
Inpatient Surgery Cases	124,700	121,100	379,700	361,000
% Change	3.0%		5.2%
Outpatient Surgery Cases	212,300	194,300	649,600	586,400
% Change	9.3%		10.8%
Emergency Room Visits	1,724,000	1,539,500	5,126,600	4,579,100
% Change	12.0%		12.0%
Outpatient Revenues as a Percentage of Patient Revenues	38.4%	37.4%	38.0%	36.8%
Average Length of Stay	4.7	4.7	4.7	4.8
Occupancy	52.8%	52.0%	53.8%	53.7%
Equivalent Occupancy	86.4%	84.1%	87.5%	85.8%

Same Facility:
Admissions	405,800	397,300	1,228,400	1,197,100
% Change	2.1%		2.6%
Equivalent Admissions	658,600	642,100	1,981,400	1,909,300
% Change	2.6%		3.8%
Revenue per Equivalent Admission	$11,210	$11,130	$11,385	$11,351
% Change	0.7%		0.3%
Inpatient Revenue per Admission	$11,148	$11,106	$11,325	$11,278
% Change	0.4%		0.4%
Inpatient Surgery Cases	117,000	119,600	355,100	356,400
% Change	-2.1%		-0.4%
Outpatient Surgery Cases	189,600	191,100	581,100	577,600
% Change	-0.8%		0.6%
Emergency Room Visits	1,626,100	1,514,500	4,841,800	4,517,500
% Change	7.4%		7.2%